Exhibit 99.1

September 2021

Presentation Script and Slides

The following script should be read in conjunction with the accompanying slide presentation, which contains, among other information, source data for certain information set forth in the script.

Thank you for joining us.

Over the past 10 years, we’ve built XPO into one of the largest providers of supply chain services in the world. The August 2, 2021 spin-off of our logistics segment simplified our business and positioned us for significant growth as a pure-play freight transportation provider.

Our 40,000 employees currently serve more than 50,000 customers across 744 locations. Our two core lines of business — less-than-truckload (LTL) and truck brokerage — generate the vast majority of our revenue and more than 90% of our operating income. We believe that each of these businesses has strong competitive advantages tailored to the opportunities in their respective addressable markets.

Our core LTL and truck brokerage businesses are capitalizing on a combination of macro trends, secular industry tailwinds and company-specific initiatives that can accelerate both top-line growth and margin expansion.

•	Exposure to fast-growing verticals: We have outsized exposure in verticals such as e-commerce that are growing much faster than the overall market, and to the rapidly recovering industrial sector — and we have steadily built up the massive capacity needed to serve this increased demand. Our capacity is critically important to shippers and to their end-markets.

•	Industry leader in technology: Our first-mover advantage as an industry innovator is rooted in over $3 billion spent on technology since 2011. We have XPO-specific initiatives that are optimizing our operations to increase efficiency and margin, positioning the company to thrive across market cycles. Most of these initiatives are managed within our digital ecosystem, where our brokerage platform also resides.

•	Scale benefits: Our scale in both LTL and brokerage is important to customers and gives us the ability to drive significant operating leverage, benefit from purchasing power and continue to innovate.

•	Disciplined capital allocation and commitment to investment grade: Our EBITDA growth and strong free cash flow support our continued deleveraging toward our target leverage of 1.0x to 2.0x by the first half of 2023. This is a key step in our process to achieve an investment-grade credit rating.

•	Enviable record of superior shareholder value creation: In the last decade, XPO was the 7th best-performing stock on the Fortune 500, according to Bloomberg market data.

•	Strong culture: Our secret sauce has always been the world-class people we attract to XPO — not just our senior executives, but also the thousands of other professionals who contribute to our exceptional performance while representing our values.

XPO is a top-three player in two highly compelling freight transportation sectors with vast, fragmented markets and growing penetration.

While we hold leading positions in LTL and truck brokerage in North America, our market share in each sector is in the single digits. We have approximately 8% share of the $42 billion LTL market, and 3% share of the $64 billion truck brokerage market — that’s out of a $360 billion total truckload spend that could be going through brokers. We view this huge truckload opportunity as a fertile environment for market share growth in our business.

In Europe, where we also hold leading positions in key geographies, we serve many of the largest customers. We’re the #1 truck broker in France and Iberia (Spain / Portugal), the #3 truck broker in the UK, the #1 LTL provider in France and Iberia, and we have the #1 single-owner LTL network in the UK.

Less-Than-Truckload (LTL)

Our LTL operations in North America are asset-based. We provide customers with geographic density and day-definite regional, inter-regional and transcontinental LTL freight services with one of the industry’s largest networks of tractors, trailers, professional drivers and terminals. Our services include cross-border US freight movements to and from Mexico and Canada, as well as intra-Canada service.

The key factors driving growth and margin expansion in our LTL business are:

•	Critical capacity and national lane density, supported by 291 terminals in North America, with large economies of scale. Our network represents over three decades of investment and ensures coverage in every major area, including approximately 99% of all US zip codes and key coverage in Canada;

•	Significant opportunities to leverage our LTL technology to improve profitability beyond the sizable margin gains we’ve already achieved;

•	Favorable industry fundamentals, including limited commoditization, rational pricing dynamics in North America, rising industrial demand and the continued growth of e-commerce, which is driving smaller, more frequent shipments; and

•	Over 30 years’ experience and deep relationships with tens of thousands of customers and providers.

We more than doubled our adjusted EBITDA in North American LTL four years after acquiring this business in 2015, and we’re on track to deliver at least $1 billion of adjusted EBITDA in LTL in 2022. We have plans in place to improve our LTL margin by hundreds of additional basis points in the future.

Our LTL team is laser-focused on the importance of delivering on-time, damage-free service at scale. Using a modern fleet equipped with safety technologies, we delivered approximately 12.9 million shipments during the 12 months ended June 30, 2021. We benefit from relationships with over 20,000 LTL customers in North America alone, primarily local accounts. And we’re further diversifying our base by selling our LTL services across more verticals.

In addition to scale, our deployment of proprietary technology is also a significant growth driver. We use intelligent route-building to move LTL freight across North America, increasing the utilization of our linehaul fleet and optimizing our load factor. To improve pickup-and-delivery performance, we developed visualization tools that help our dispatchers reduce cost per stop. We’re also investing development resources in improving our ability to price in a dynamic market — this includes elasticity models that adjust for lane conditions. And, we’re deploying XPO Smart™ in our yard and dock operations to enhance productivity.

In Europe, we utilize a blend of fleet operations determined by geography. This includes asset-based (XPO-owned) and asset-light (contracted carrier) capacity, supported by a network of terminals. We have approximately 100 LTL locations serving countries across Europe.

Truck Brokerage

We have a long track-record of significant outperformance in truck brokerage, which is a subset of our company’s brokerage segment. From 2013 through 2020, our North American revenue CAGR in truck brokerage was 23% — more than three times the brokerage industry revenue CAGR of 7%. And, our 30% load growth this year through June 30 has sharply outperformed the industry average.

Our brokerage business has an agile, non-asset model that generates high ROI and free cash flow conversion. It has a variable labor structure that lets us reduce costs when demand is soft and deploy additional resources to find trucks as demand returns. Essentially, shippers create the demand and we place their freight with qualified carriers that supply the capacity. This service is priced on either a spot or contract basis.

Our growth in truck brokerage continues to be propelled by our massive capacity, cutting-edge technology and favorable industry tailwinds:

•	The demand for truckload capacity in the e-commerce and omnichannel retail sectors is growing rapidly, and at the same time, more and more shippers are outsourcing to brokers. Also, shippers increasingly prefer brokers like XPO that offer digital capabilities, so there’s actually a three-part tailwind driving demand;

•	Through XPO Connect™, our leading digital platform, we can unlock incremental revenue and profit well beyond current levels, and capture high-margin opportunities with our pricing technology;

•	Our blue-chip customer base is very sticky — the average tenure of our top 10 customers is about 13 years, with low concentration risk, providing a large opportunity to grow wallet share and leverage our expertise in key verticals;

•	There is a significant opportunity for increased market penetration — while we’re the second-largest brokerage provider globally, we currently have just 3% share in our primary region, North America; and

•	Our team has been together for many years — they have successfully piloted the business to a position of strength, where it’s large enough to satisfy the needs of any customer, and nimble enough to pivot rapidly in dynamic environments.

As of June 30, 2021, we had approximately 85,000 independent carriers in our global brokerage network, giving us access to more than a million trucks. This enormous truckload capacity is a huge differentiator, together with our veteran brokerage leaders and our XPO Connect™ digital platform. By continually improving the brokerage experience through automation, we’re achieving significant volume growth while expanding our margin.

Our brokerage segment also includes exposure to one of the fastest-growing brokerage subsectors — our asset-light last mile logistics service for the home delivery of heavy goods. This business is benefitting from the consumer trend toward purchasing large products through e-commerce, omnichannel retail and direct-to-consumer channels.

XPO is the largest provider of last mile logistics for heavy goods in North America, with a rapidly growing last mile presence in Europe. The service level requirements for heavy goods are significantly higher than for parcel, and our stellar service metrics — we only have one claim out of every 623 North American deliveries — have helped cement our industry-leading position.

XPO is the industry’s original disruptor

A decade after making our first technology investment in 2011, we’re now reaping the rewards of more than $3 billion spent on technology, including innovating how goods move through supply chains. Our industry is evolving, and customers want to de-risk their supply chains with more automation and better visibility. We’re well-positioned to satisfy these demands.

We use technology to increase our ROI and drive our competitive advantage in freight transportation. It also makes the most of the talent and assets within our organization. Our cloud-based platform speeds the deployment of new ways to increase efficiency, control costs and leverage our footprint.

In LTL, for example, our proprietary technology has played a huge role in improving our adjusted operating margin by more than 1,000 basis points since 2015. We have additional technology projects underway in LTL that are truly revolutionary, in areas like pricing, route optimization and productivity management in our cross-dock operations.

Even given the many benefits we’ve realized, we believe the greatest gains from our technology implementations lie ahead in the form of additional revenue and profit growth. The most significant impacts to date are in the following areas. All are proprietary to XPO:

XPO Connect™ and Freight Optimizer

Our digital freight management platform fully automates transportation procurement — it encompasses our Freight Optimizer system, shipper interface, pricing engine, carrier interface and our Drive XPO™ mobile app for carriers. When our customers have truckload freight to move, XPO Connect™ locates the optimal transportation provider based on a number of parameters, including price, market conditions, equipment, carrier profile and load profile.

Our investment in digitization is making our brokerage business much more efficient and reducing our costs. We can capture share by elevating customer service without large increases in headcount. From the second quarter of 2016 to the second quarter of 2021, we grew our brokerage load count at more than twice the rate of headcount. Today, approximately 60% of our brokerage orders are created digitally via EDI, APIs and customers directly on XPO Connect™, without the assistance of an XPO employee.

The rapid adoption of XPO Connect™ by both shippers and carriers is accelerating our revenue and margin expansion and contributing to our above-market performance. In the second quarter of 2021, cumulative customer accounts registered on the platform were more than six times higher than one year ago.

Drive XPO™

Truck drivers can access XPO Connect™ from the road through our proprietary mobile app, Drive XPO™. The app connects carriers to shippers with the capability for fully automated transactions, tracks freight during transit and includes intuitive tools for finding, bidding and booking loads. It enhances our differentiation in the truck brokerage space by giving XPO customers direct digital access to the capacity they need, regardless of market conditions.

Drive XPO™ is a resounding success. Over 500,000 truck drivers have downloaded the mobile app to date — that’s up from 150,000 in the same period a year ago.

XPO Smart™

LTL is a rock-solid industry with strong fundamentals, so we focus our technology on continuously improving our margin. We do this by optimizing components of the service we provide — specifically, pricing, linehaul, dock productivity and pickup-and-delivery routing, as noted earlier.

Some of this ongoing margin improvement will come from XPO Smart™, our proprietary suite of workforce planning tools that improve productivity in our LTL dock operations. Our proprietary analytics “learn” the operations site by site and can forecast how a decision today could affect productivity in a future period.

We’re seeing an average of 5% to 7% improvement in productivity from XPO Smart™ so far, and we expect to realize a major upside as we fully utilize the software in our network.

While each application of our technology delivers its own benefits, there can also be a strong synergistic effect on our LTL business as a whole. For example, when we optimize truck routes, that benefits asset utilization, driver utilization and customer service, and reduces our carbon footprint. Our technology is also contributing to the positive trajectory of our yield — a metric we’ve improved every year since acquiring the LTL operation in 2015.

A Culture with Purpose

XPO’s strong culture puts the safety of our people first in all aspects of the workplace. Our culture is about being respectful, entrepreneurial, innovative and inclusive. It's about having compassion, being honest and respecting diverse points of view, while operating as a cohesive team. We foster both physical and emotional safety at work, with robust ethical guidelines that clearly define prohibited behavior, such as harassment, dishonesty, discrimination, workplace violence, bullying, conflicts of interest, insider trading and human trafficking.

In 2020, we created the position of Chief Diversity Officer to lead our DE&I initiatives. We also reinforce the importance of diversity through open-door management, the XPO University training curriculum, our Workplace virtual community, and equal opportunity hiring and promotion policies. We support diverse causes important to our employees, such as Soles4Souls, Girls With Impact, and Workfit programs for differently-abled people. This year, we’re proud to be the official transportation partner for the Susan G. Komen 3-Day Walks®.

Our Pregnancy Care Policy is a gold standard not just for our industry, but for any industry. Any employee of XPO, female or male, who becomes a new parent through birth or adoption can qualify for six weeks of 100% paid leave as the infant's primary caregiver, or two weeks paid leave as the secondary caregiver. In addition, a woman receives up to 20 days of 100% paid prenatal leave for health and wellness and other preparations for her child's arrival.

Our women employees can request pregnancy accommodations without fear of discrimination. This includes "automatic yes" accommodations, such as changes to work schedules and the timing or frequency of breaks, or assistance with certain tasks. More extensive accommodations are easily determined with input from a doctor. Furthermore, we guarantee that a woman will continue to be paid her regular base wage rate while her pregnancy accommodations are in effect, even if her duties need to be adjusted, and she will remain eligible for wage increases while receiving alternate work arrangements.

We’ve also partnered with a leading healthcare network for women and families to offer supplemental health services from over 1,400 practitioners in 20 specialties via a virtual clinic. In total, more than 30 quality benefits are available to XPO women and families in the US. These include fertility services, prenatal and postpartum care, paid family bonding, and a return-to-work program.

Environmental Sustainability

Environmental sustainability is another significant priority for us. Our entire business model is based on transporting freight as efficiently as possible, which facilitates our ability to improve our carbon footprint over time by reducing empty miles, maintaining modern fleet and training our drivers in eco-friendly techniques, among other initiatives.

In the US, XPO has been named a Top 75 Green Supply Chain Partner by Inbound Logistics for six consecutive years. We’ve made substantial investments in fuel-efficient Freightliner Cascadia tractors in North America; these use EPA 2013-compliant and Greenhouse Gas 2014-compliant selective catalytic reduction (SCR) technology. Our North American LTL locations have energy-saving policies in place and are implementing a phased upgrade to LED lighting.

Our modern road fleet in Europe is 98% compliant with Euro V, EEV and Euro VI standards. We also own over 250 natural gas trucks operating in France, the UK, Spain and Portugal, including 80 tractors we purchased in 2020 that use liquified natural gas (LNG). In Spain, we own government-approved mega-trucks to transport freight with fewer trips, and our last mile operations in Europe use electric vehicles for deliveries in certain urban areas, reducing those emissions to zero.

The development of our culture will continue to be a steady march forward, as it has since our founding in 2011. Our Sustainability Report provides details of our global progress in key areas, including safety, employee engagement, diversity and inclusion, ethics and compliance, environmental protection and governance. The latest report is for the combined company in 2020 and can be downloaded from https://sustainability.xpo.com.

Second Quarter 2021 Pro Forma Financial Highlights1 and Guidance

In the second quarter, our growth continued to outpace a macro environment that’s recovering faster than expected. We increased revenue by 50% from the second quarter 2020, and we grew our adjusted EBITDA to $331 million.

Highlights of our second quarter 2021 financial performance are:

•	$3.19 billion of revenue, compared with $2.13 billion in Q2 2020

•	$175 million of operating income, compared with a loss of $98 million

[1]	Pro forma for the spin-off of the logistics segment, which was completed on August 2, 2021; reconciliations of non-GAAP financial measures used in this document are provided in the accompanying slide presentation

•	$204 million of adjusted operating income, compared with a loss of $41 million[2] in Q2 2020

•	$103 million of net income[3]

•	$0.91 diluted earnings per share

•	$144 million of adjusted net income[3]

•	$1.28 adjusted diluted earnings per share

•	$331 million of adjusted EBITDA[4], compared with $84 million in Q2 2020

XPO Guidance

On July 28, 2021, XPO updated its pro forma full year financial targets in anticipation of the spin-off of its logistics segment. On August 2, 2021, we completed the spin-off.

XPO full year 2021 pro forma financial targets4

•	Adjusted EBITDA of $1.195 billion to $1.235 billion, including adjusted EBITDA of $574 million to $614 million generated in the last six months of 2021;

•	Depreciation and amortization of $385 million to $395 million, excluding approximately $95 million of acquisition-related amortization expense;

•	Interest expense of approximately $200 million, pro forma for planned debt paydown;

•	Effective tax rate of 23% to 25%;

•	Adjusted diluted EPS of $4.00 to $4.30;

•	Net capital expenditures of $250 million to $275 million; and

•	Free cash flow of $400 million to $450 million.

Pro forma balance sheet and liquidity

On June 30, 2021, we had approximately $1.3 billion of total liquidity.5 Our pro-forma net leverage was 2.7x, calculated as net debt of $3.2 billion divided by adjusted EBITDA of $1.2 billion for the trailing 12 months ended June 30, 2021.

In conclusion

We’re continuing to execute extremely well, and we remain fiercely committed to continuous improvement. Our disciplined focus on operational excellence is a major reason why more than two-thirds of Fortune 100 companies trust XPO with their most important asset — their reputation.

This month, we celebrated an exhilarating first decade in business. In 2016, we made the Fortune 500 list for the first time, and one year later, XPO was named the fastest-growing transportation company on the list. In 2018, Fortune named us to their Fortune Future 50 list. Gartner has ranked us as a Magic Quadrant 3PL leader for four consecutive years. Forbes ranked us as the top-performing US company on the Global 2000 and one of the best employers in the US.

[2]	Represents sum of transportation segment operating income and corporate; data derived from XPO’s historical financial statements for the periods referenced
[3]	Net income attributable to common shareholders
[4]	Targets have been calculated as if the spin-off had been completed on January 1, 2021; adjusted diluted EPS assumes 116 million diluted shares outstanding at the time of the spin-off
[5]	Pro forma for the spin-off of logistics segment, equity issuance and reduction of XPO’s ABL facility to $1 billion

In February of this year, Fortune named us one of the World's Most Admired Companies for the fourth consecutive year. The Financial Times has honored us as a European Diversity Leader, and in 2020, we were named a Winning “W” Company by 2020 Women on Boards for the gender diversity of our board of directors. Newsweek ranked us in the top 100 of America's most responsible companies, and Statista named us one of the most socially responsible companies in France. In the UK, XPO was voted one of Glassdoor’s top three best places to work. We thank our employees for creating the culture that has led to these recognitions.

When we receive awards for excellence from world-class companies, including Dow, Ford, Intel, GM, Nissan, Nordstrom, Owens Corning, Raytheon, The Home Depot, Ulta Beauty and Whirlpool, to name a few, we know we’re delivering the quality our customers expect. Their confidence in XPO drives our growth.

Ultimately, our track record is the best proof of our commitment to continuous improvement. XPO’s massive capacity, technology advantage and deep bench of expertise equip our operations to continue to outperform the competition, and our business model excels at delivering strong growth at both the top and bottom lines. We’re confident that investors will recognize the full value of the company we’ve built and the strategy we’re continuing to execute.

Thank you for your interest!

Non-GAAP Financial Measures

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide reconciliations of the non-GAAP financial measures contained in this document to the most directly comparable measure under GAAP or a pro forma measure prepared and presented in accordance with Article 11 of Regulation S X, as applicable, which reconciliations are set forth in the financial tables attached to the accompanying slide presentation.

This document contains the following non-GAAP financial measures: adjusted operating income, adjusted operating ratio, and adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) for XPO’s North American less-than-truckload business for the trailing twelve months ended June 30, 2021, three months ended June 30, 2021 and 2020, six months ended June 30, 2021 and June 30, 2020, the years ended December 31, 2020, 2019, 2018, 2017, 2016 and 2015; pro forma adjusted EBITDA excluding the results of operations for GXO Logistics, Inc. (“GXO”) (“pro forma adjusted EBITDA”), pro forma adjusted net income (loss) attributable to common shareholders excluding the results of operations for GXO (“pro forma adjusted net income (loss)”), pro forma adjusted diluted earnings (loss) per share excluding the results of operations for GXO (“pro forma adjusted EPS”) and pro forma adjusted operating income (loss) on a consolidated basis and for our transportation segment and corporate for the three months ended June 30, 2021 and 2020; pro forma adjusted EBITDA for the trailing twelve months ended June 30, 2021, twelve months ended December 31, 2021 and six months ended June 30, 2021 and 2020; and pro forma net debt and pro forma net leverage as of June 30, 2021.

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, XPO and its business segments' core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures of other companies. These non-GAAP financial measures should only be used as supplemental measures of our operating performance.

Adjusted EBITDA, pro forma adjusted EBITDA, pro forma adjusted net income (loss) and pro forma adjusted EPS include adjustments for transaction and integration costs, as well as restructuring costs and other adjustments as set forth in the financial tables attached to the accompanying slide presentation. Transaction and integration adjustments are generally incremental costs that result from an actual or planned acquisition, divestiture or spin off and may include transaction costs, consulting fees, retention awards, and internal salaries and wages (to the extent the individuals are assigned full time to integration and transformation activities) and certain costs related to integrating and converging IT systems. Restructuring costs primarily relate to severance costs associated with business optimization initiatives. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating XPO's ongoing performance.

We believe that adjusted EBITDA and pro forma adjusted EBITDA improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set out in the attached tables that management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses. We believe that pro forma adjusted net income (loss) and pro forma adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs and gains that management has determined are not reflective of our core operating activities, including amortization of acquisition related intangible assets. We believe that adjusted operating income and adjusted operating ratio (including and excluding real estate) for our North American less-than-truckload business improve the comparability of our operating results from period to period by (i) removing the impact of certain transaction, integration and rebranding costs and restructuring costs, as well as amortization expenses; and (ii) including the impact of pension income incurred in the reporting period as set out in the attached tables. We believe that pro forma net debt and pro forma net leverage are important measures of our overall liquidity position. Pro forma net debt is calculated as total debt for XPO pre-spin; less cash and cash equivalents; less debt, primarily in the form of finance leases, attributed to GXO; less net proceeds from GXO debt offering and XPO stock offering described in this presentation; plus cash provided to GXO in connection with the spin-off. Pro forma net leverage is calculated as pro forma net debt divided by pro forma adjusted EBITDA for the trailing twelve months.

With respect to our pro forma financial targets for the full year 2021 for adjusted EBITDA, adjusted diluted EPS and free cash flow; our pro forma target for adjusted EBITDA for the last six months of 2021; and our pro forma net leverage, a reconciliation of these non-GAAP measures to the corresponding GAAP measures is not available without unreasonable effort due to the variability and complexity of the reconciling items described above that we exclude from these non-GAAP target measures. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking statement of income and statement of cash flows prepared in accordance with GAAP that would be required to produce such a reconciliation.

Forward-looking Statements

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including our future growth prospects for adjusted EBITDA in our North American less-than-truckload business; our pro forma full year 2021 financial targets for adjusted EBITDA, depreciation and amortization (excluding acquisition-related amortization expense), interest expense, effective tax rate, adjusted diluted EPS, net capital expenditures and free cash flow; our pro forma adjusted EBITDA target for the last six months of 2021; our pro forma net leverage; and our plan to achieve an investment-grade credit rating. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include the risks discussed in our filings with the SEC and the following: economic conditions generally; the severity, magnitude, duration and aftereffects of the COVID-19 pandemic and government responses to the COVID-19 pandemic; our ability to align our investments in capital assets, including equipment and service centers, to our customers' demands; our ability to implement our cost and revenue initiatives; our ability to successfully integrate and realize anticipated synergies, cost savings and profit improvement opportunities with respect to acquired companies; matters related to our intellectual property rights; fluctuations in currency exchange rates; fuel price and fuel surcharge changes; natural disasters, terrorist attacks or similar incidents; risks and uncertainties regarding the August 2021 spin-off of GXO Logistics, including the impact of the spin-off on the size and business diversity of our company; the ability of the spin-off to qualify for tax-free treatment for U.S. federal income tax purposes; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; our substantial indebtedness; our ability to raise debt and equity capital; fluctuations in fixed and floating interest rates; our ability to maintain positive relationships with our network of third-party transportation providers; our ability to attract and retain qualified drivers; labor matters, including our ability to manage our subcontractors, and risks associated with labor disputes at our customers and efforts by labor organizations to organize our employees; litigation, including litigation related to alleged misclassification of independent contractors and securities class actions; risks associated with our self-insured claims; risks associated with defined benefit plans for our current and former employees; and governmental regulation, including trade compliance laws, as well as changes in international trade policies and tax regimes; governmental or political actions, including the United Kingdom's exit from the European Union; and competition and pricing pressures.

All forward-looking statements set forth in this document are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this document speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.